Exhibit 10.1

[*] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT NO. 1
TO THE MANUFACTURING SERVICES AGREEMENT

THIS AMENDMENT NO. 1, TO THE Manufacturing Services Agreement (“Amendment No. 1”) is entered into as of December 1st, 2018 by and between Radius Health, Inc., (“Radius”) and Lonza Sales AG (Polypeptide)”).

WHEREAS, Radius and Lonza are parties to that certain Manufacturing Services Agreement having an effective date of June 28th, 2016 (the “Agreement”); and

WHEREAS, Radius and Lonza desire to amend the terms described in Appendix A of the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Radius and Lonza agree as follows:

1.
The price per gram (net peptide weight) for all product delivered from January 1st, 2019 through December 31st, 2020 shall be [*] €/g. Parties acknowledge this change in price is in recognition of no minimum quantity being required for calendar years 2019 and 2020.

2.	A sentence shall be added to Appendix A as follows: “Radius will not receive any price discounts for individual batch yields greater than [*]g.”:

3.	The price per gram for product delivered after January 1st, 2021 will be negotiated in good faith and finalized based on [*] no later than June 30th, 2019.

4.
All other terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by their duly authorized representatives.

RADIUS HEALTH, INC.	LONZA/POLYPEPTIDE

By:	/s/ Chhaya Shah	By:	/s/ Robert Hagopian
Name:	Chhaya Shah	Name:	Robert Hagopian
Title:	SVP, Technical Operations	Title:	Director, Business Development
Date:	December 11, 2018	Date:	November 30, 2018